Exhibit 5.1

November 4, 2010

American Renal Holdings Inc.

66 Cherry Hill Drive

Beverly, Massachusetts 01915

Ladies and Gentlemen:

We have acted as counsel to American Renal Holdings Inc., a Delaware corporation (the “Company”), C.P. Atlas Intermediate Holdings (the “Parent Guarantor”) and certain subsidiaries of the Company named on Annex I hereto (together with the Parent Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $250,000,000 aggregate principal amount of 8.375% Senior Secured Notes due 2018 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 7, 2010 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $250,000,000 aggregate principal amount of its outstanding 8.375% Senior Secured Notes due 2018 (the “Existing Notes” and, together with the Exchange Securities, the “Notes”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provisions of the Indenture or the Notes that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. We express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in Sections 3.21, 10.1, 12.8 and 12.9 of the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Texas, we have relied upon the opinion of Greenberg Traurig, LLP, dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the State of Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP

Annex I

Guarantors

Name of Guarantor	Jurisdiction of Incorporation/Formation
C.P. Atlas Intermediate Holdings, LLC	Delaware
American Renal Associates LLC	Delaware
American Renal Management LLC	Delaware
ARA-Boca Raton Holding LLC	Delaware
ARA-Ohio Holdings LLC	Delaware
ARA-Rhode Island Dialysis II LLC	Delaware
AKC Holding LLC	Delaware
JKC Holding LLC	Delaware
Texas-ARA LLC	Delaware
American Renal Texas L.P.	Texas
American Renal Texas II, L.P.	Texas
Acute Dialysis Services-ARA LLC	Delaware